REX SHARES, LLC (“FUND SPONSOR”) SERIES COMPLEX

NEW FUND ADDENDUM DATED MARCH 30, 2016 TO
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
DATED AS OF NOVEMBER 10, 2011
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST ON BEHALF OF
THE REX SHARES, LLC SERIES COMPLEX
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

Relationship to Agreement:
Excepted as specifically set forth herein, defined terms used in this New Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this New Fund Addendum, the Funds in the Series Complex shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto. In the event of a conflict between the terms set forth in this New Fund Addendum and any terms set forth in the Agreement, the terms set forth in this New Fund Addendum shall govern, but solely with respect to the Series Complex described herein.

Series Complex:
The Rex Gold Hedged S&P 500 ETF. Rex Gold Hedged FTSE Emerging Markets ETF. REX VolMAXX™ Long VIX Weekly Futures Strategy ETF. REX VolMAXX™ Inverse VIX Weekly Futures Strategy ETF, and any additional Fund established as a series of the Trust subsequent to the date hereof for which REX Shares, LLC serves as Fund Sponsor (each, a “Fund” and collectively, the “Series Complex”)

Fees
The following fees are due and payable monthly to the Administrator pursuant to Section 8 of the Agreement out of the assets of the Series Complex, except to the extent the Advisor agrees to pay or reimburse the Series Complex’s expenses.In which case such fees shall be paid by the Advisor. The Series Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fee
[X] basis points on the first [$XXX] million in aggregate net assets,
[X] basis points on the next [$XXX] million in aggregate net assets:
[X] basis points on aggregate net assets over [$XXX]

The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Series Complex during the relevant period

Annual MinimumFee
The Annual Minimum Fee for each Fund will be [$XXX] per year; provided however, that from the date on which the Administrator first calculates a Fund’s net asset value (the “Fund Live Date” through the first anniversary of the Fund Live Date, the Administrator hereby agrees to waive the Fund’s Annual Minimum Fee, and only the Asset Based Fees shall apply. From the first anniversary of the Fund Live Date through the second anniversary of the Fund Live Date the Administrator hereby agreesto reduce the Annual Minimum Fee to [$XXX]. From and after the second anniversary of a Fund Live Date applicable to each Fund, the Annual Minimum Fee of [$XXX] shall apply

Implementation Fees
$XXX one-time implementation fee for initial launch of Rex Gold Hedged S&P 500 ETF and Rex Gold Hedged FTSE Emerging Markets ETF plus $XXX one-time implementation fee applicable to each additional Fund added to the Series Complex hereafter

Cayman Entity Fees.	$XXX annual fee payable pursuant to a separate Administrative Services Agreement between any such Cayman Entity, the Fund Sponsor and the Administrator

Out of Pocket Expenses.
All reasonable out of pocket expenses (e.g. regulatory filing fees, printing fees, blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Fund will be billed to the Fund quarterly in arrears

Annual CPI Increase.
The fees payable hereunder shall be subject to one annual increase at the Administrator’ discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases provided, however that the Administrator shall notify the Advisor of the Series Complex of its intent to effectuate any such increase at least thirty days prior to the effective date of such increase

Reorganization Fees
The Advisor shall pay the Administrator a transaction charge equal to $XXX in connection with each Reorganization Event to which any Fund in the Series Complex is a party. For purposes of the foregoing, a “Reorganization Event” means any material change in the organizational structure of any Fund in the Series Complex, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of a Fund in the Series Complex as well as any acquisition or merger transaction between a Fund in the Series Complex and any other fund

Operational Automation
A critical component of the Administrator’s services is fund valuations. Automated trade delivery and receipt between the fund advisors and Administrator is critical to high quality service. Accordingly, Administrator and the Advisor of the Series Complex agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after each Fund's establishment in the Trust

Term
This New Fund Addendum shall continue in effect with respect to each Fund in the Series Complex for a period of three years from and after Fund Live Date for each Fund (the “Initial Term” Following expiration of the Initial Term, this New Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”)

Termination
This New Fund Addendum may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice, (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date, or (c) as to any portfolio. upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity or (ii) upon any “change of control” of the Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Sub-Adviser to a third party provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term “change of control” shall mean any transaction that results in the transfer of right, title and ownership of twenty-five (25) percent or more of the equity interests of the Advisor to a third party

Early Termination:
Subject to the terms and conditions set forth in this paragraph the parties may agree to terminate this New Fund Addendum on or before the expiration of the then current term (hereinafter, an “Early Termination”). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date the Series Complex shall (i) not be in material breach of the Agreement (including this New Fund Addendum) and (ii) pay the Buyout Amount to the Administrator in the manner set forth below. As used herein, the term “Buyout Amount” shall mean the amount that is equal to (1) the average monthly fee payable by the Series Complex to the Administrator hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this New Fund Addendum) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Series Complex is already committed). The Series Complex shall pay the Buyout Amount to the Administrator on or before the effective date of the Early Termination by means of wire or other immediately available funds

AdvisorExpense Repayment:
Any and all out of pocket fees, costs, or expenses advanced by the Administrator, in its sole discretion on behalf of the Series Complex or the undersigned Advisor, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits shall be the responsibility of the Advisor and shall be promptly repaid to the Administrator (“Repayment Obligation”). Any such Repayment Obligation of the Advisor shall survive. (i) the termination of the Agreement and this New Fund Addendum thereto. (ii) any merger or liquidation of any subject portfolio, unlessand until the Repayment Obligation is indefeasibly paid in full

Notice to Advisor	Name of Party or Parties: Exchange Traded Concepts, LLC
Name of Contact J. Garrett Stevens
Address 10900 Hefner Pointe Drive, Suite 207, Oklahoma City,
Oklahoma 73120
Telephone No 405 778.8377
Facsimile No 405 778 8375
Email Address garrett@exchangetradedconcepts.com

IN WITNESS WHEREOF, the parties hereto have executed this New Fund Addendum by their duly authorized representatives as of the day and year first above written.

EXCHANGE TRADED CONCEPTS TRUST
on behalf of the REX Shares, LLC Series Complex
BY
Name J. Garrett Stevens
Title President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY
Name John Alshefski
Title SVP

AGREED TO AND ACCEPTED BY

Exchange Traded Concepts LLC
Advisor to the REX Shares LLC Series Complex

BY
Name J. Garrett Stevens
Title CEO